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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE:           CONTACT: Timothy W. Henry
                                          Friday, April 28, 2000
                                          (704) 344-8150


MJD COMMUNICATIONS, INC. ANNOUNCES NAME CHANGE TO FAIRPOINT COMMUNICATIONS, INC.

CHARLOTTE, N.C.-- MJD Communications, Inc., announces that it is changing its name to FairPoint Communications, Inc. ("FairPoint Communications") effective April 28, 2000.

    "Our name change reflects a significant milestone in our Company's history as we evolve from an acquirer and operator of traditional telephone companies serving rural markets to a rapidly growing facilities-based integrated communications provider to small and medium sized business customers in Tier IV and select Tier III markets." said Jack Thomas, Chairman and CEO. "We believe we have identified a market opportunity in these under-served markets, which we are pursuing through our subsidiary, FairPoint Communications Solutions Corp. The name change to FairPoint Communications conveys our commitment to becoming a leading integrated communications provider in our targeted markets."

     FairPoint Communications serves over 268,000 access lines in 167 markets located in 21 states and employs approximately 1,300 employees nationwide. The Company's integrated suite of communications services include traditional voice services such as local, intra and inter-state access, long distance and enhanced calling services; and its data offerings include dial-up and high-speed Internet access, (principally utilizing digital subscriber line or DSL technology), frame relay and Web hosting. The company is headquartered in Charlotte, North Carolina. Visit FairPoint on the World Wide Web at www.fairpoint.com for the
                                                    -----------------
latest information about FairPoint Communications.